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                                                                     EXHIBIT 4.1



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT NO. 1, dated as of April 13, 1998 (this "AMENDMENT"), to the RIGHTS AGREEMENT, dated as of October 31, 1995 (the "RIGHTS AGREEMENT"), between MARINER HEALTH GROUP, INC., a Delaware corporation (the "COMPANY"), and STATE STREET BANK & TRUST COMPANY, as Rights Agent. All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

                              W I T N E S S E T H:

         WHEREAS, on October 31, 1995, the Board of Directors of the Company (the "BOARD") authorized the execution of the Rights Agreement pursuant to which certain rights to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock have been distributed;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement at any time prior to the Final Amendment Date, as defined therein, without the approval of any holders of certificates representing shares of Common Stock, as defined therein.

         WHEREAS, on April 13, 1998 the Board authorized the Amendment of the Rights Agreement in anticipation of approving (i) a merger (the "MERGEr") pursuant to an Agreement and Plan of Merger with Paragon Health Network, Inc. (the "PARENT") and a subsidiary of Parent (the "SUB") and (ii) a Stock Option Agreement with Parent;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Notwithstanding anything to the contrary in the Rights Agreement, neither Parent nor Sub will become an "Acquiring Person" or an "Adverse Person" and no "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of an Agreement and Plan of Merger (the "MERGER AGREEMENT") among the Company, Parent and Sub which has been approved by the Board or a Stock Option Agreement (the "STOCK OPTION AGREEMENT") granted to Parent by the Company, or the consummation of the Merger pursuant to the Merger Agreement or the acquisition of shares of Company Common Stock by Parent pursuant to the Stock Option Agreement.

         2. Parent and Sub are third party beneficiaries of this Amendment and the terms of this Amendment shall not be withdrawn, amended or otherwise modified without their written consent.

         3. Except as amended hereby, the Rights Agreement shall continue in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:

                           MARINER HEALTH GROUP, INC.

By:_______________________              By    /s/ Arthur W. Stratton, Jr., M.D.
      Name:                                ------------------------------------
      Title:                               Name:  Arthur W. Stratton, Jr., M.D.
                                           Title: President and Chief
                                                  Executive Officer

Attest:

                                        STATE STREET BANK & TRUST COMPANY

By:_______________________              By:  /s/  Stephen Cesso
                                           --------------------
   Name:                                   Name:  Stephen Cesso
   Title                                   Title: Vice President and
                                                  Associate Counsel